================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ________________


                                  SCHEDULE 13G

                                ________________


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934






                           SAIFUN SEMICONDUCTORS LTD.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)



                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                    M8233P102
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



                                DECEMBER 31, 2005
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)








CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]   RULE 13d-1(b)

[_]   RULE 13d-1(c)

[X]   RULE 13d-1(d)



================================================================================

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 2 of 21 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel II Parallel Fund Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,027,957 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 3 of 21 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel II Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,027,957 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 4 of 21 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Advent PGGM Gemini Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                845,291 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 5 of 21 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Partners Investors L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,027,957 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 6 of 21 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel III Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,027,957 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 7 of 21 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel III Overflow Fund Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,027,957 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  30,000 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 8 of 21 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel III Parallel Fund Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,027,957 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. M8233P102                SCHEDULE 13G               Page 9 of 21 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Capital Associates Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,027,957 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 10 of 21 Pages
===================                                          ===================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Capital Associates III Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,027,957 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 11 of 21 Pages
===================                                          ===================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel Funds Ltd.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,027,957 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        CO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 12 of 21 Pages
===================                                          ===================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Yossi Sela
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,027,957 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,027,957 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,027,957 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.75%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 13 of 21 Pages
===================                                          ===================


ITEM 1.

      (a)  Name of Issuer:

           Saifun Semiconductors Ltd.

      (b)  Address of Issuer's Principal Executive Offices:

           ELROD Building, 45 Hamelacha St., Sappir Industrial Park, Netanya 42504 Israel


ITEM 2.

      (a)  Name of Person Filing:

           (1) Gemini Israel II Parallel Fund Limited Partnership ("GIPF");

           (2) Gemini Israel II Limited Partnership ("GI2");

           (3) Advent PGGM Gemini Limited Partnership ("Advent");

           (4) Gemini Partners Investors L.P. ("GPI");

           (5) Gemini Israel III Limited Partnership ("GI3"); and

           (6) Gemini Israel III Overflow Fund Limited Partnership ("Overflow").; and

           (7) Gemini Israel III Parallel Limited Partnership ("Parallel"); and

           (8) Gemini Capital Associates Limited Partnership ("GPLP1"); and

           (9) Gemini Capital Associates III Limited Partnership ("GPLP2"); and

           (10) Gemini Israel Funds Ltd. ("GPGP"); and

           (11) Yossi Sela ("Sela")

           The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

      (b)  Address of Principal Business Office or, if none, Residence:

           The address of the principal business office of each of GIPF, GI2, Advent, GPI, GI3, Overflow, Parallel, GPLP1, GPLP2, GPGP and Sela is:
           9 Hamenofim Street, Herzliya Pituach 46725 Israel

      (c)  Citizenship:

           GIPF, Advent, GI3, Overflow, GPLP1 and GPLP2 and are limited partnerships organized under the laws of the State of Delaware. GI2, GPI and Parallel are limited partnerships organized under the laws of the Country of Israel. Sela is an Israeli citizen.

      (d)  Title of Class of Securities: Ordinary Shares

      (e)  CUSIP Number: M8233P102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
           NOT APPLICABLE

      (a)  [_] Broker or dealer registered under section 15 of the Act
      (b)  [_] Bank as defined in section 3(a)(6) of the Act
      (c)  [_] Insurance company as defined in section 3(a)(19) of the Act
      (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940
      (e)  [_] An investment adviser in accordance with ss.240.13d-1(b)(1(ii)(E)

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 14 of 21 Pages
===================                                          ===================


      (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
      (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)
      (h) [_] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
      (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
      (j)  [_] Group, in accordance with ss.240.13d-1(b)-1(ii)(J)


ITEM 4.    OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)  Amount Beneficially Owned:

           As of December 31, 2005, GIPF is the record holder of 816,095 Ordinary Shares. As of December 31, 2005, GI2 is the record holder of 610,886 Ordinary Shares. As of December 31, 2005, Advent is the record holder of 77,844 Ordinary Shares. As of December 31, 2005, GPI is the record holder of 15,790 Ordinary Shares. As of December 31, 2005, GI3 is the record holder of 334,628 Ordinary Shares. As of December 31, 2005, Overflow is the record holder of 111,905 Ordinary Shares. As of December 31, 2005, Parallel is the record holder of 61,009 Ordinary Shares. As of December 31, 2005, Sela is the record holder of options to purchase 30,000 Ordinary Shares. By virtue of their relationship as affiliated limited partnerships who have an overlapping individual general partner, each of GIPF, GI2, Advent, GPI, GI3, Overflow, Parallel, GPLP1 and GPLP2 may be deemed to own beneficially 2,027,957 Ordinary Shares (the "Record Shares"). By virtue of its role as general partner of GI2, GPLP1 and GPLP2, GPGP may be deemed to beneficially own the Record Shares. By virtue of Sela's being the record owner of options to purchase 30,000 Ordinary Shares and his position as a shareholder of GPGP, Sela may be deemed to beneficially own the Record Shares. Each Reporting Person expressly disclaims beneficial ownership except to the extent of his or its pecuniary interest therein, if any, of any Ordinary Shares, except in the case of (i) GIPF for the 816,095 Ordinary Shares which it holds of record, (ii) GI2 for the 610,886 Ordinary Shares which it holds of record, (iii) Advent for the 77,844 Ordinary Shares which it holds of record, (iv) GPI for the 15,790 Ordinary Shares which it holds of record, (v) GI3 for the 334,628 Ordinary Shares which it holds of record, (vi) Overflow for the 111,905 Ordinary Shares which it holds of record, (vii) Parallel for the 61,009 Ordinary Shares which it holds of record, and (viii) Sela for the 30,000 Ordinary Shares for which he holds options to purchase.

      (b)  Percent of Class: 5.75%

      (c)  Number of shares as to which such person has:

           (i) Sole power to vote or to direct the vote: 0 shares for each Filing Person other than Sela. 30,000 shares for Sela.

           (ii)  Shared power to vote or to direct the vote:
                 2,027,957 shares

           (iii) Sole power to dispose or to direct the disposition of:
                 0 shares

           (iv)  Shared power to dispose or to direct the disposition of:
                 2,027,957 shares


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_]. N/A

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 15 of 21 Pages
===================                                          ===================


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           N/A


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(j).


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           N/A


ITEM 10.   CERTIFICATION

           N/A

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 16 of 21 Pages
===================                                          ===================


SIGNATURE
---------

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date: February 9, 2006

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

           By: GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI ISRAEL II LIMITED PARTNERSHIP

      By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI PARTNERS INVESTORS L.P.

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI ISRAEL III LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 17 of 21 Pages
===================                                          ===================


GEMINI ISRAEL III OVERFLOW FUND LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI ISRAEL III PARALLEL FUND LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

      By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

      By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI ISRAEL FUNDS LTD.

      By:                    *
           ---------------------------------------



* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to the Power of Attorney filed hereto as Exhibit 2.



/s/ Yossi Sela
-----------------------------
Yossi Sela
Individually and as Attorney-in-Fact

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 18 of 21 Pages
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of Ordinary Shares of Saifun Semiconductors Ltd.

EXECUTED this 9th day of February, 2006.

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI ISRAEL II LIMITED PARTNERSHIP

      By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI PARTNERS INVESTORS L.P.

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI ISRAEL III LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 19 of 21 Pages
===================                                          ===================


GEMINI ISRAEL III OVERFLOW FUND LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI ISRAEL III PARALLEL FUND LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

      By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

      By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:                    *
           ---------------------------------------


GEMINI ISRAEL FUNDS LTD.

      By:                    *
           ---------------------------------------



*By:  /s/ Yossi Sela
      ----------------------------
      Yossi Sella
      Individually and as Attorney-in-Fact


This Schedule 13G was executed by Yossi Sela on behalf of the above indicated filers pursuant to a Power of Attorney which is being filed with the Securities and Exchange Commission with this Schedule 13G filing for Saifun Semiconductors Ltd. and said Power of Attorney is incorporated herein by reference and a copy of which is attached as Exhibit 2.

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 20 of 21 Pages
===================                                          ===================

                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yossi Sella and David Cohen, and each of them with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 2006.


GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:  /s/ Yossi Sela
           ---------------------------------------


GEMINI ISRAEL II LIMITED PARTNERSHIP

      By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:  /s/ Yossi Sela
           ---------------------------------------


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:  /s/ Yossi Sela
           ---------------------------------------


GEMINI PARTNERS INVESTORS L.P.

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:  /s/ Yossi Sela
           ---------------------------------------

===================                                          ===================
CUSIP No. M8233P102                SCHEDULE 13G              Page 21 of 21 Pages
===================                                          ===================


GEMINI ISRAEL III LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:  /s/ Yossi Sela
           ---------------------------------------


GEMINI ISRAEL III OVERFLOW FUND LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:  /s/ Yossi Sela
           ---------------------------------------


GEMINI ISRAEL III PARALLEL FUND LIMITED PARTNERSHIP

      By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

           By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:  /s/ Yossi Sela
           ---------------------------------------


GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

      By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:  /s/ Yossi Sela
           ---------------------------------------


GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

      By:  GEMINI ISRAEL FUNDS LTD., its general partner

      By:  /s/ Yossi Sela
           ---------------------------------------


GEMINI ISRAEL FUNDS LTD.

      By:  /s/ Yossi Sela
           ---------------------------------------